Exhibit 11

LUNAR CORPORATION AND SUBSIDIARIES
Computation of Per-Share Earnings

                                    June 30, 1996  June 30, 1995  June 30, 1994
                                    -------------  -------------  -------------

Net income                            $9,236,444     $6,701,262     $5,805,987
                                      ==========     ==========     ==========

Weighted average shares outstanding    8,194,821      7,904,565      7,809,957

Effect of stock options calculated
  according to the treasury stock
  method                                 713,002        919,700        716,173
                                      ----------     ----------     ----------

Weighted average number of common and
  common equivalent shares outstanding 8,907,823      8,824,265      8,526,130
                                      ==========     ==========     ==========

Net income per common and common-
  equivalent share                         $1.04          $0.76          $0.68
                                           =====          =====          =====